EXHIBIT 99.1

Corvus Pharmaceuticals Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Update

BURLINGAME, Calif., March 07, 2019 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced financial results for the fourth quarter and year ended December 31, 2018, and provided a business update.

“We continue to make significant progress in the clinic both with CPI-444 and with CPI-006, both as monotherapies and in combination with other agents and each other, positioning Corvus as a leader in the development of medicines that modulate the adenosine pathway,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “In addition, we recently discovered an adenosine gene signature that we believe sheds important insight on the mechanisms of action for CPI-444 and CPI-006, and provides a biomarker that could be vital in future clinical trials.  The FDA also recently cleared our IND for CPI-818, an ITK inhibitor that represents a novel approach for the treatment of T-cell lymphomas and that will mark our third product candidate in the clinic.”

Recent Achievements

CPI-444: A2A Receptor Antagonist of Adenosine

  Continued enrollment of up to 50 patients with renal cell cancer (RCC) in an amended Phase 1b/2 clinical trial evaluating CPI-444 administered alone and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody.
  Continued enrollment of up to 60 patients with non-small cell lung cancer (NSCLC) in a Phase 1b/2 trial being conducted by Genentech as part of their MORPHEUS platform. The study is evaluating CPI-444 and Tecentriq in patients who have failed no more than two prior regimens.
  CPI-444 preclinical study results were published in and featured on the cover of the October issue of the journal Cancer Immunology Research, which is an official journal of the American Association for Cancer Research (AACR).  The results demonstrated that CPI-444 induces dose dependent anti-tumor responses as a monotherapy and in combination with anti-PD-1, anti-PD-L1 and anti-CTLA-4 therapies.
  Presented updated results from the original Phase 1/1b trial of CPI-444 at the SITC 33rd Annual Meeting covering 33 patients receiving CPI-444 as a monotherapy and 35 patients receiving CPI-444 in combination with Tecentriq.  The results showed disease control for more than 6 months was achieved in 17 percent and 35 percent of patients receiving monotherapy and combination therapy, respectively.  In addition, for patients receiving combination therapy, 11 percent experienced a confirmed partial response (PR; as determined by RECIST criteria).   For patients receiving monotherapy, one patient experienced a confirmed PR and one experienced an unconfirmed PR.  Several patients in both groups experienced tumor regression not meeting the PR criteria.
  Presented new data on the “adenosine gene signature” (AdenoSig), a biomarker associated with patient response to therapy with CPI-444, in a poster presentation at the European Society for Medical Oncology (ESMO) 2018 Congress. Presented updated AdenoSig data at the Immuno-Oncology 360° Conference that showed a relationship between this biomarker and angiogenesis gene expression data (or angiogenesis signature). These data suggest that patients with a high AdenoSig are potentially more likely to respond to treatment with CPI-444 and less likely to respond to VEGFR inhibitors.

CPI-006: Anti-CD73 Antibody

  Continued enrollment of up to 350 patients with advanced cancer in a Phase 1/1b clinical trial evaluating CPI-006 as a single agent and in combination with either CPI-444 or an anti-PD-1. Enrollment is now in the dose escalation phase for CPI-006 administered as a single agent and in combination with CPI-444.
  Presented updated biomarker data at the Immuno-Oncology 360° Conference that showed CPI-006 given as a monotherapy activated B cells, led to a redistribution of these cells and led to changes in other immune cells (e.g., changes in T helper to T suppressor ratios). These data are consistent with immune stimulation induced by CPI-006.  It was also reported that CPI-006 reacted with an epitope on CD73 that led to blockade of adenosine production and expression of lymphocyte activation antigens that are independent of adenosine.

CPI-818: A small molecule ITK inhibitor

  Preclinical data on CPI-818 was presented at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium, in November 2018.  Such preclinical data demonstrated that orally-administered CPI-818 produced tumor regression in companion dogs with spontaneous, naturally occurring T-cell lymphomas, without significant toxicity.
  The Company plans to evaluate CPI-818, an interleukin-2-inducible kinase (ITK) inhibitor, in a Phase 1/1b study in patients with several types of T-cell lymphomas, including peripheral T-cell lymphoma (PTCL), cutaneous T-cell lymphoma (CTCL) and others, with patient enrollment planned in March 2019.

Corporate Updates

  Appointed Linda S. Grais, M.D., J.D., to the Company’s Board of Directors, replacing Peter Moldt, Ph.D., who served as a director since January 2015 and resigned his position.
  Appointed Mehrdad Mobasher, M.D., M.P.H., as Vice President and Chief Medical Officer to oversee the Company’s pipeline of precisely-targeted investigational oncology therapies.

Financial Results

As of December 31, 2018, Corvus had cash, cash equivalents and marketable securities totaling $114.6 million.  This compared to cash, cash equivalents and marketable securities of $90.1 million at December 31, 2017.  The Company expects net cash utilization of $43 million to $47 million in 2019.

Research and development expenses for the three months and full year ended December 31, 2018 totaled $8.4 million and $38.6 million, respectively, compared to $9.7 million and $46.3 million for the same periods in 2017.  In the fourth quarter of 2018, the decrease of $1.3 million was primarily due to a $2.8 million decrease in CPI-444 costs, partially offset by an increase of $1.2 million in CPI-818 costs.  For the full year 2018, the decrease of $7.7 million was primarily due to a $12.8 million decrease in CPI-444 costs, partially offset by an increase of $2.9 million in CPI-818 costs and a $1.8 million increase in personnel and outside research costs.

The net loss for the three months and year ended December 31, 2018 was $10.5 million and $46.9 million, respectively, compared to $11.9 million and $55.7 million for the same periods in 2017. Total stock compensation expense for the three months and year ended December 31, 2018 was $1.8 million and $7.1 million, compared to $1.7 million and $6.2 million for the same periods in 2017.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of CPI-444 and Tecentriq in patients with NSCLC who have failed prior therapies with anti-PD-(L)1 and platinum-based chemotherapy. Corvus is evaluating a second product candidate, CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. For more information, visit www.corvuspharma.com.

About CPI-444
CPI-444 is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About CD73 and Adenosine
CD73 is a cell surface enzyme whose function is to convert adenosine monophosphate (AMP) to adenosine by removing phosphate from AMP. CD73 is expressed on cells of the immune system, including T-cells and B-cells. CD73 is also present on many tumors, including lung, renal, melanoma, colon, prostate, breast and others. In the tumor microenvironment, CD73 produces adenosine, which binds to the adenosine A2A receptor on immune cells and inhibits various immune responses including those directed against the tumor. Tumors utilize this immunosuppressive mechanism to escape attack by the immune system.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme and leads to activation of peripheral blood B cells.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas – similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells. BTK is now an established target for treating various B-cell lymphomas, and two BTK inhibitors, ibrutinib and aclarabrutinib, have been approved by the U.S. Food and Drug Administration for lymphoma indications. CPI-818 has been evaluated in preclinical efficacy and safety studies.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444 and CPI-006, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444 and the Company’s Phase 1/1b clinical trial of CPI-006,  the timing of the Phase 1/1b clinical trial of CPI-818, the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials, and expected cash needs and operating expenses for the full year 2019. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 7, 2019, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-444 and CPI-006; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of CPI-818; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Operating expenses:
Research and development	$8,394	$9,688	$38,586	$46,305
General and administrative	2,777	2,501	10,636	10,219
Total operating expenses	11,171	12,189	49,222	56,524
Loss from operations	(11,171)	(12,189)	(49,222)	(56,524)
Interest income and other expense, net	662	260	2,283	861
Net loss	$(10,509)	$(11,929)	$(46,939)	$(55,663)
Net loss per share, basic and diluted	$(0.36)	$(0.58)	$(1.71)	$(2.72)
Shares used to compute net loss per share, basic and diluted	29,247,413	20,675,661	27,509,960	20,488,506

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

			Year ended December 31,
			2018	2017
Assets
Cash, cash equivalents and marketable securities			$114,597	$90,055
Other assets			3,635	4,720
Total assets			$118,232	$94,775
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities			$7,896	$9,940
Stockholders' equity			110,336	84,835
Total liabilities and stockholders' equity			$118,232	$94,775

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@purecommunications.com